Exhibit H.8

SCHEDULE A

as revised June 23, 2017

to the

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated November 21, 2011

between

ADVISORSHARES TRUST

and ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit

Dorsey Wright ADR ETF	1.25%
Peritus High Yield ETF	1.35%
Ranger Equity Bear ETF	1.85%
Madrona Domestic ETF	1.25%
Madrona International ETF	1.25%
Madrona Global Bond ETF	0.95%
Meidell Tactical Advantage ETF	1.35%
Wilshire Buyback ETF	0.90%
STAR Global Buy-Write ETF	1.85%
QAM Equity Hedge ETF	1.50%
Newfleet Multi-Sector Income ETF	0.75%
Gartman Gold/Yen ETF	0.65%
Gartman Gold/Euro ETF	0.65%
Sage Core Reserves ETF	0.35%
Treesdale Rising Rates ETF	1.25%
Market Adaptive Unconstrained Income ETF	0.99%
Pacific Asset Enhanced Floating Rate ETF	1.10%
Cornerstone Small Cap ETF	0.90%
KIM Korea Equity ETF	0.99%
Focused Equity ETF	0.65% - 0.85%*
New Tech and Media ETF	0.85%

*	The Maximum Annual Operating Expense Limit is equal to the annual rate of the Adviser’s contractual advisory fee, which can range from 0.65% to 0.85%.

New funds and/or revised operating expense limits appear in bold;

fund name changes appear in italics.